                                                                   EXHIBIT 10.14

================================================================================

                   AMENDED AND RESTATED REAL ESTATE PURCHASE

                               AND SALE AGREEMENT

                                 by and between



                           Transwestern Heights, L.P.

                                      and

                           Triple Net Properties, LLC

                            Dated as of July 24, 2002

                                      for

                        University Heights Business Park

                                 San Antonio, TX

================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY STATEMENT .........................................................   II
1.  AGREEMENT FOR PURCHASE AND SALE .......................................    1
2.  PURCHASE PRICE AND EARNEST MONEY ......................................    2
3.  CLOSING ...............................................................    3
4.  ESCROW ................................................................    3
5.  CONVEYANCE ............................................................    3
6.  TITLE COMMITMENT ......................................................    3
7.  SURVEY ................................................................    4
8.  REPRESENTATIONS AND WARRANTIES ........................................    4
9.  SELLER'S COVENANTS ....................................................    7
10. PURCHASER'S CONDITIONS TO CLOSING .....................................    8
11. DELIVERY OF DOCUMENTS .................................................    9
12. FIRE OR CASUALTY ......................................................   13
13. CONDEMNATION ..........................................................   14
14. ADJUSTMENTS AND PRORATIONS ............................................   14
15. REQUIRED TENANTS ......................................................   16
16. CLOSING COSTS .........................................................   16
17. POSSESSION ............................................................   17
18. DEFAULT ...............................................................   17
19. NOTICES ...............................................................   17
20. BROKERS ...............................................................   18
21. LEASING COSTS, MANAGEMENT FEES AND EMPLOYEES ..........................   18
22. "AS IS" SALE ..........................................................   19
23. OFFER AND ACCEPTANCE ..................................................   20
24. MISCELLANEOUS .........................................................   20

    Exhibits

    A     -     Legal Description of Land
    B     -     List of Equipment, Fixtures and Personal Property
    C     -     Rent Roll
    D     -     List of Contracts
    E     -     List of Licenses
    F     -     Escrow Instructions
    G-l   -     Special Warranty Deed
    G-2   -     Bill of Sale
    G-3   -     Assignment of Contracts, Licenses, Leases and Intangibles
    H     -     Disclosure of Lease Matters/Pending Commissions
    I     -     Telecommunications Agreements to be Assumed by Purchaser
    J     -     Tenant Estoppel Letter
    K     -     Recertification of Representations and Warranties

          AMENDED AND RESTATED REAL ESTATE PURCHASE AND SALE AGREEMENT

                                Summary Statement

     This Summary Statement is attached to and made a part of that certain Amended and Restated Real Estate Purchase and Sale Agreement dated as of the Date of Agreement by and between the Seller and Purchaser referenced below.

1.   DATE OF AGREEMENT:                 July 24, 2002

2.   SELLER:                            Transwestern Heights, L.P., a Delaware limited
                                        partnership

3.   PURCHASER:                         Triple Net Properties, LLC, a Virginia limited
                                        liability company

4.   PROPERTY DESCRIPTION:              University Heights Business Park

     a) Address:                        5563 DeZavalla Road
                                        San Antonio, TX 78249

     b) Nature of Improvements:         2 building office/flex park

     c) Rentable Square Footage:        Approximately 68,400 square feet

5.   PURCHASE PRICE:                    $6,750,000

6.   EARNEST MONEY:                     $250,000

7.   ADDITIONAL EARNEST MONEY:          Intentionally deleted

8.   APPROVAL DATE:                     Date of Agreement

9.   CLOSING DATE:                      30 days after the Date of Agreement, August
                                        22, 2002

10.  TITLE COMPANY:                     First American Title Insurance Company - to
                                        be coordinated between the Chicago and San
                                        Antonio offices

11.  PURCHASER'S MAILING                Triple Net Properties, LLC
     ADDRESS:                           1551 North Tustin Avenue, Suite 650
                                        Santa Ana, CA 92705
                                        Attn: Mr. Anthony W. Thompson
                                        Fax: (714) 667-6860

                                            With a copy to:

                                        Hirschler Fleischer
                                        The Federal Reserve Bank Building
                                        701 E. Byrd Street

                                  Richmond, VA 23219
                                  Attn: Louis J. Rogers, Esq.
                                  Fax: (804) 664-0957

 12. BROKERS:                     Transwestern Commercial Services and Triple
                                  Net Properties Realty, Inc.

 13. GOVERNING STATE LAW:         Texas

          AMENDED AND RESTATED REAL ESTATE PURCHASE AND SALE AGREEMENT

        THIS AMENDED AND RESTATED REAL ESTATE PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the Date of Agreement by and between Transwestern Heights, L.P., a Delaware limited partnership ("Seller"), and Triple Net Properties, LLC, a Virginia limited liability company ("Purchaser").

                                    RECITALS

        A. Seller is the owner of certain real property legally described in Exhibit "A" attached hereto (the "Land") and all buildings, fixtures and other improvements situated on the Land (collectively, the "Improvements"), said Land and the Improvements are described on Line 4 of the preceding Summary Statement which is attached to and incorporated into this Agreement (the "Summary Statement").

        B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Land and the Improvements, together with all of the other property and interests of Seller described in Section 1 below, subject to the terms and conditions contained herein.

        C. Seller and Purchaser previously contracted for the sale of the Property under the terms of a Purchase and Sale Agreement dated December 4, 2001 which agreement was previously terminated but which understanding is restated and amended by virtue of this Agreement.

                                   AGREEMENTS

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

        1. AGREEMENT FOR PURCHASE AND SALE. Seller agrees to sell, and Purchaser agrees to purchase, subject to the terms and conditions contained herein, the Land and the Improvements, together with all of Seller's right, title and interest in and to:

           (a) (i) all rights of way, tenements, hereditaments, easements, rights, interests, claims, minerals and mineral rights, water and water rights, utility capacity and appurtenances, if any, in any way belonging or appertaining to the Land and the Improvements and (ii) all of Seller's right, title and interest in and to all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers and public ways (collectively, the "Appurtenant Rights"); and

           (b) all equipment and fixtures owned by Seller attached to the Improvements and located at and used in connection with the ownership, operation and maintenance of the Land or the Improvements, including without limitation all heating, lighting, air conditioning, ventilating, plumbing electrical or other mechanical equipment and the personal property located at the Land or the Improvements, if any, and listed in Exhibit "B" attached hereto (collectively, the "Personal Property"); and

          (c) all leases, tenancies and rental or occupancy agreements granting possessory rights in, on or covering the Land or Improvements, together with all modifications, extensions, amendments and guarantees thereof, to the extent set forth in Exhibit "C" attached hereto, together with such other leases of the Improvements as may be made prior to Closing in accordance with the terms of this Agreement (collectively, the "Leases"); and

          (d) to the extent assignable, all contracts, Telecommunications Agreements (as hereinafter defined), agreements, guarantees, warranties and indemnities, written or oral, if any, affecting the ownership, operation, management and maintenance of the Land, Improvements, Appurtenant Rights, Personal Property and Leases, including without limitation those items listed in Exhibit "D" attached hereto (collectively, the "Contracts"); and

          (e) to the extent assignable (i) Seller's right to use the name "University Heights", (ii) all plans, models, drawings, specifications, blueprints, surveys, engineering reports, environmental reports and other technical descriptions or materials relating in any way to the Land, Improvements, Appurtenant Rights, Personal Property, Leases or Contracts, and (iii) all licenses, franchises, certificates, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental or quasi-governmental entity or instrumentality affecting the ownership, operation or maintenance of the Land or the Improvements, including without limitation the items listed in Exhibit "E" attached hereto (collectively, the "Licenses"); and

          (f) to the extent assignable, all financial statements and maintenance records prepared by or on behalf of Seller in connection with the ownership, operation and maintenance of the Property (as defined below) (collectively, the "Intangibles").

The Land, Improvements, Appurtenant Rights, Personal Property, Leases, Contracts, Licenses and Intangibles and other property described above are collectively referred to herein as the "Property."

     2. PURCHASE PRICE AND EARNEST MONEY. The purchase price for the Property (the "Purchase Price") shall be the amount set forth in Line 5 of the Summary Statement. The Purchase Price, plus or minus prorations and adjustments provided for herein, shall be paid in cash or cash equivalent to Seller on or before 2:00 p.m. (Chicago time) on the Closing Date (as hereinafter defined). On the Date of Agreement, Purchaser shall deposit into the Escrow (as hereinafter defined) cash or certified funds in the amount set forth in Line 6 of the Summary Statement as a non-refundable (except as otherwise provided herein) earnest money deposit (the "Earnest Money"). The Earnest Money shall be invested in accordance with Seller's direction and, except as otherwise provided herein, all interest earned on the Earnest Money shall remain the property of and be paid to Seller. The cost of the investment of the Earnest Money shall be paid from the interest earned thereon before such interest is paid out by Title Company. Upon the closing of the transaction contemplated by this Agreement, the Earnest Money shall be paid to Seller and Purchaser shall receive a credit against the Purchase Price in the amount thereof. If the transaction does not so close, the Earnest Money shall be disbursed in accordance with the terms of this Agreement.

     3. CLOSING. Subject to terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place on the date set forth on Line 9 of the Summary Statement (the "Closing Date") at the offices of Title Company, or as the parties shall otherwise agree.

     4. ESCROW. This transaction shall be closed through an escrow established with Title Company in accordance with the deed and money escrow instructions in the form attached hereto as Exhibit "F" (the "Escrow"). Upon the creation of the Escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Property, the payment of funds and the delivery of the Conveyance Documents and other documents required to close the transaction contemplated by this Agreement shall be made through the Escrow. At the option of either Purchaser or Seller, the Closing shall also take place through a so-called "New York Style" closing, so that the Title Policy will be delivered to Purchaser on the Closing Date. All escrow costs, including the costs of the Escrow and any New York Style closing fees, shall be divided equally between Purchaser and Seller.

     5. CONVEYANCE. On the Closing Date, Seller shall transfer and convey title to the Property to Purchaser free and clear of all liens and encumbrances, other than real and personal property taxes not yet due and payable and such title exceptions as may be permitted pursuant to Section 6 below (collectively, the "Permitted Exceptions"), by:

         (a) delivering a recordable special warranty deed, in the form of Exhibit "G-1" attached hereto, subject only to the Permitted Exceptions, executed by Seller, that conveys fee simple title to the Land, Improvements and Appurtenant Rights to Purchaser;

         (b) delivering a bill of sale, in the form of Exhibit "G-2" attached hereto, executed by Seller, that transfers the Personal Property to Purchaser; and

         (c) delivering an assignment and assumption, in the form of Exhibit "G-3" attached hereto, executed by Seller, that transfers all of Seller's right, title, and interest in and to the Contracts, the Licenses, the Telecommunications Agreements, the Leases and the Intangibles to Purchaser (the "Assignment and Assumption").

The foregoing documents and instruments are collectively referred to herein as the "Conveyance Documents".

     6. TITLE COMMITMENT. Within ten (10) business days after the Date of Agreement Seller shall deliver to Purchaser a current Texas form title commitment (or such other comparable form as may be reasonably acceptable to Purchaser and customary in the state where the Property is located) (the "Title Commitment") for an owner's title insurance policy issued by the title company identified in Line 10 of the Summary Statement (the "Title Company") in the amount of the Purchase Price, covering title to the Land, Improvements and Appurtenant Rights, together with legible copies of each of the documents underlying the title exceptions listed therein. On or before the date which is five (5) days after Purchaser's receipt of the Title Commitment ("Title Objection Date"), Purchaser will notify Seller in writing as to those title exceptions listed in the Title Commitment which it will accept as Permitted Exceptions (the

"Exception Notice"). If Purchaser fails to provide Seller the Exception Notice on or before the Title Objection Date, the title exceptions listed in the Title Commitment shall be deemed to be Permitted Exceptions and Purchaser shall be deemed to have waived its right to object to such exceptions. Seller shall have the right, but not the obligation, until the sooner of (x) the Closing Date, or
(y) the date which is ten (10) days after the date Seller receives the Exception Notice (the sooner of which is hereinafter referred to as the "Title Clearance Date") to have all title exceptions other than Permitted Exceptions (collectively, the "Unpermitted Exceptions") removed from the Title Commitment or to have Title Company commit to insure, at Seller's expense, against any and all loss or damage that may be occasioned by any such Unpermitted Exceptions. If Seller fails on or before the Title Clearance Date to reasonably demonstrate to Purchaser that the Unpermitted Exceptions have been removed, or in the alternative, that Seller has obtained a commitment for title indemnification or title insurance over such Unpermitted Exceptions in form reasonably acceptable to Purchaser, then, in either such case, Purchaser shall, as its sole remedy, have the option (the "Title Election") to either (i) terminate this Agreement, whereupon the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement), and receive a return of the Earnest Money, or (ii) proceed with Closing, in which event the Purchase Price shall be reduced by an amount equal to the aggregate amount of all tax, judgment, mechanics' and lender's liens of a definite and ascertainable amount that constitute Unpermitted Exceptions and Purchaser shall be deemed to have waived any objection to any other Unpermitted Exceptions. If Purchaser fails to notify Seller of its Title Election within five (5) days after the Title Clearance Date, Purchaser shall be deemed to have elected to proceed with the Closing, as set forth in subclause (ii) above. The provisions of this Section 6 shall survive the termination of this Agreement. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller recently refinanced the Property and in connection therewith provided a title insurance policy (number 00908922) dated April 15, 2002 and hand marked May
1, 2002 from the Title Company to its lender, National City Bank, a copy of which has been provided to Purchaser (the "Existing Lender's Title") and that all exceptions from coverage other than the loan insured thereby listed in such Existing Lender's Title shall constitute Permitted Exceptions for purposes of this Agreement. In addition, anything contained in this Agreement to the contrary, the Purchaser shall be responsible for the cost of any title insurance premium in excess of title insurance coverage of $6,600,000.

     7. SURVEY.

     Seller has delivered to Purchaser a copy of an ALTA/ACSM land title survey of the Property dated April 30, 2002 and prepared by Bury & Partners, Inc. (the "Existing Survey"). Purchaser at its option and expense may obtain an update of the Existing Survey (the "Survey"), dated on or after the date of this Agreement and prepared by a land surveyor licensed by the state in which the Land is located. Any Survey shall be certified to Seller, Purchaser, the Purchaser's lender (if any), and Title Company.

     On or before the date which is five (5) days after Purchaser's receipt of the Survey but in any event not less than five (5) business days prior to the Closing Date (the "Survey Objection Date"), Purchaser will notify Seller in writing as to those material encroachments, gaps, gores and other matters depicted on the Survey which Purchaser shall not accept (the "Survey Defects"). If Purchaser fails to provide Seller with written notice of any Survey Defects on or before the Survey Objection Date, Purchaser shall be deemed to have waived its right to object to matters of survey (and to any related title exceptions raised on the Title Commitment in connection with survey matters). Seller shall have the right, but not the obligation, until the sooner of (x) the Closing Date, or (y) the date which is ten (10) days after the date Seller receives notice of the Survey Defects (the soonest of which is hereinafter referred to as the "Survey Clearance Date") to have the Survey Defects removed from the Survey or to have Title Company commit to insure, at Seller's expense, against any and all loss or damage that may be occasioned by any such Survey Defect. If Seller fails on or before the Survey Clearance Date to reasonably demonstrate to Purchaser that the Survey Defects have been removed, or in the alternative, that Seller has obtained a commitment for title indemnification or title insurance over such Survey Defect, then, in either case, Purchaser shall, as its sole remedy, have the option (the "Survey Election") to either (a) terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement), or (b) proceed with Closing, in which case Purchaser shall be deemed to have waived any objection to such Survey Defects. If Purchaser fails to notify Seller of its Survey Election within ten
(10) days after the Survey Clearance Date, Purchaser shall be deemed to have elected to proceed with the Closing as set forth in subclause (ii) above. Notwithstanding the foregoing, Purchaser acknowledges and agrees that nothing contained in or set forth on the Existing Survey shall constitute a Survey Defect for purposes of this Agreement.

       8.     REPRESENTATIONS AND WARRANTIES.

              (a) As used in this Section 8, references to "Seller's actual knowledge" shall mean the actual knowledge of Matt Rose, the property manager, without investigation or inquiry of any other person or entity. Seller represents and warrants to Purchaser, as of the date hereof and again on the Closing Date, as follows:

                     (i) Except as shown on (x) the rent roll attached hereto as Exhibit "C" (as to the representation made on the date of this Agreement), (y) the rent roll delivered on the Closing Date pursuant to Section 11(b)(x) below (as to the representation made as of the Closing Date) (as applicable, the "Rent Roll") or (z) the Title Commitment, there are no persons in possession or occupancy of the Property, or any part thereof, nor are there any persons who have possessory rights with respect to the Property or any part thereof;

                     (ii) During its period of ownership, Seller has received no written notice from any governmental authority of any violation of applicable laws, ordinances or regulations related to the Property or the occupancy thereof which have not been heretofore corrected, nor any written notice of increases in insurance premiums;

                     (iii) To Seller's actual knowledge, neither the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof conflict with or result in a material breach of any of the terms, conditions or provisions of any agreement or instrument to which the Seller is a party or by which Seller is bound;

          (iv) Except as set forth in Sections 14(h), 20 and 21 below and as set forth in Exhibit "H" below (the "Pending Commissions"), Seller has entered into no brokerage or leasing commission agreements with respect to the Property, where a commission or fee has been earned but not fully paid;

          (v) There are no contracts or agreements affecting the operation of the Land or the Improvements (including without limitation management, maintenance, service, supply, purchase, consulting, advertising, promotion, public relations and construction contracts, agreements, commitments, guarantees and warranties) which will survive Closing and be binding upon Purchaser except as disclosed in Exhibits "D" and "I" attached hereto and to Seller's actual knowledge, no party is in default under any such contracts;

          (vi) To Seller's actual knowledge, there are no claims, causes of action, lawsuits or legal proceedings pending or threatened regarding the ownership, use or possession of the Property, including without limitation condemnation or similar proceedings;

          (vii) Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business under the laws of the State of Texas. Seller has all necessary power and authority to enter into this Agreement and to consummate all of the transactions contemplated herein. The individuals executing this Agreement on behalf of Seller (or on behalf of partners of Seller) are duly authorized to execute, deliver and perform this Agreement on behalf of Seller (or on behalf of partners of Seller) and to bind Seller. This Agreement and all documents to be executed by Seller and delivered to Purchaser hereunder (A) are and will be the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, (B) do not or will not contravene any provision of Seller's organizational documents or any existing laws and regulations applicable to Seller or the Property and (C) will not conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Seller is a party or is subject or which governs the Property;

          (viii) Seller has received no notice of any claims, causes of action, lawsuits or legal proceedings pending or threatened regarding the ownership, use or possession of the Property;

          (ix) To Seller's actual knowledge, all Leases, Contracts and operating statements delivered to Purchaser by Seller that were entered into and/or pertain to the period when Seller owned the Property shall be true and correct in all material respects; and

          (x) To Seller's actual knowledge, during the period of time that Seller has owned the Property, (A) Seller has not conducted or authorized the generation, transportation, storage, treatment or disposal at or from the Property of any Hazardous Substances (as defined in Section 22) in violation of any applicable environmental laws, and (B) Seller has not received any written notice of, any generation, transportation, storage, treatment or disposal at or from the Property of any Hazardous Substance in violation of any applicable environmental laws.

          (b) Purchaser represents and warrants to Seller, now and again on the Closing Date, that: (i) Purchaser has all necessary power and authority to enter into this Agreement and to consummate all the transactions contemplated herein, (ii) the individuals executing this Agreement on behalf of Purchaser are duly authorized to execute, deliver and perform this Agreement on behalf of Purchaser and to bind Purchaser and (iii) this Agreement and all documents to be executed by Purchaser and delivered to Seller hereunder (A) are and will be the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, (B) do not or will not contravene any provision of Purchaser's organizational documents or any existing laws and regulations applicable to Purchaser and
     (C) will not conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Purchaser is a party or is subject.

          (c) All of the representations and warranties of Seller and Purchaser contained in this Section 8 are material, none shall merge into the deed herein provided for and all shall survive the Closing Date or termination of this Agreement for a period of six (6) months ("Survival Period"). All rights of Purchaser hereunder with respect to any surviving representation, warranty or covenant shall be deemed waived if Purchaser does not, by written notice to Seller, advise Seller of any alleged breach of representation, warranty or covenant prior to the expiration of the Survival Period. Subject to the limitations set forth in the immediately preceding sentence, all remedies shall be those set forth in Section 18 below, and notwithstanding anything herein to the contrary, Seller's liability under any representation, warranty or covenant made hereunder or in any of the Closing Documents shall in no event exceed Seller's Maximum Liability (as hereinafter defined).

     9. SELLER'S COVENANTS. From and after the date of this Agreement through the Closing Date, Seller and Seller's agents shall at Seller's expense:

          (a) maintain the Property in the condition in which it existed as of the date of this Agreement, normal wear and tear excepted, free from mechanics' liens or other claims for liens, and operate the Property in a manner consistent with current practice and perform its obligations under the Leases, Contracts and Licenses;

          (b) keep in existence all fire and extended coverage insurance policies, and all public liability insurance policies, that are in existence as of the date of this Agreement with respect to the Property;

          (c) not amend, waive any rights under, terminate or extend any Lease, Contract, License or Telecommunications Agreement, nor apply any security or other deposits held under any Lease, Contract, License or Telecommunications Agreement to delinquent rents, nor enter into any new lease, license or telecommunications agreement affecting the Premises whose term would extend beyond the Closing Date without Purchaser's prior written consent, which will not be unreasonably withheld;

              (d) upon at least twenty four (24) hours notice to Seller, permit Purchaser, its engineer, architect or other agents, during normal business hours (or such other times as are reasonable), to enter onto the Property for the purpose of making inspections thereof;

              (e) grant Purchaser access to any records, books and agreements concerning the Property within Seller's possession or control (with the exception of any such documents that Seller deems confidential or proprietary), and maintain such records, books and accounts in Seller's ordinary manner consistent with past practice;

              (f) promptly advise Purchaser in writing of any changes in circumstances which would render the representations and warranties made by Seller herein false or misleading;

              (g) upon written notice from Purchaser on or before Closing, give appropriate notices of termination of Contracts designated by Purchaser (but only to the extent termination is permitted thereunder without a penalty); provided, however, that if the notice period required to terminate such contracts will not have run prior to Closing, Seller shall assign and Purchaser shall assume any remaining rights and obligations under such Contracts pursuant to the Assignment and Assumption; and

              (h) provide Purchaser with any other relevant information with respect to the Property upon Purchaser's reasonable request.

Notwithstanding anything to the contrary contained in Section 9(g) above, Purchaser shall not have the right to request Seller to terminate the telecommunications licenses, riser management agreements or rooftop contracts described on Exhibit "I" attached hereto ("Telecommunications Agreements"), and at Closing Seller shall assign to Purchaser, and Purchaser shall assume from Seller, the Telecommunications Agreements pursuant to the Assignment and Assumption.

      10.     PURCHASER'S CONDITIONS TO CLOSING.

              (a) Purchaser and Seller acknowledge and agree that Purchaser has previously had full access to the Property for the purposes of conducting its inspections thereof and has completed such inspections and testing to its full satisfaction. Purchaser expressly waives any further right to conduct due diligence and to object to the results thereof.

              (b) Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser, in sufficient time to permit Purchaser to conduct a reasonable review thereof prior to Closing, estoppel certificates from tenants who in the aggregate occupy at least seventy-five percent (75%) of the occupied rentable square footage of the Property and shall include the following tenants: (i) USA, General Services Administration ("GSA"), (ii) The PaceSetter Corporation, and
      (iii) Computer Express (such three tenants are referred to herein as the "Required Tenants") in the form attached as Exhibit "J" or in such other form as may be reasonably acceptable to Purchaser and Seller. Notwithstanding the foregoing, Seller's failure to deliver such estoppel certificates shall in no instance constitute a default by Seller under this Agreement and in the event of such failure, Purchaser's sole right shall be either (i) to terminate this Agreement in which case the Earnest Money, and all interest earned thereon shall be returned to Purchaser, or (ii) to waive the requirement for such estoppel certificates (to the extent not provided) and proceed with the Closing. Seller also agrees to present to the tenants of the Property for consideration and execution and use reasonable efforts to obtain Purchaser's lender's requested from of subordination, non-disturbance and attornment agreement ("SNDA"). Purchaser acknowledges that failure to obtain SNDA's from any tenant shall not impact its obligations hereunder. Purchaser understands and agrees that the lease with GSA specifies the information which GSA must provide in an estoppel and/or SNDA and Seller shall be deemed to have complied with the requirements of this Section 10(b) so long as the estoppel and/or SNDA provided by GSA complies with the requirement's of GSA's lease.

     (c) The obligation of Purchaser to close the transaction contemplated by this Agreement is further subject to the condition that: (i) all of the representations and warranties of Seller contained in this Agreement are true and correct, in all material respects, at the date hereof and as of the Closing Date, and (ii) all of the obligations and duties of Seller to be performed hereunder on or before the Closing Date have been substantially completed in a timely manner. Purchaser shall give written notice to Seller within five (5) days after Purchaser's receipt of any notice disclosing that any Seller representation and warranty is no longer true and correct; provided, however, that Purchaser's failure to give such written notice shall in no instance constitute a default by Purchaser under this Agreement but shall instead only serve to bar Purchaser from raising such matter as a failure of a condition precedent to Purchaser's obligation to close the transaction and Purchaser's election to proceed with the Closing shall result in Purchaser's waiver of any remedy resulting from the incorrectness in such representation of warranty.

     (d) All information, data and documents relating to the Property (including, without limitation, those furnished pursuant to the terms and provisions of Section 11) obtained by Purchaser from Seller or any other party or discovered by Purchaser during the term of this Agreement shall be maintained by Purchaser in strict confidence and may not be revealed to any other party except Purchaser's employees and contractors but then only if Purchaser has obtained an agreement executed by the party to whom such information is revealed whereby such party agrees to maintain such information in strict confidence and not reveal any such information to any other party.

11.  DELIVERY OF DOCUMENTS.

     (a) Within three (3) business days of the Date of Agreement, Seller shall provide Purchaser with access to, or otherwise make available to Purchaser the following updated information, to the extent in the possession or control of Seller. Purchaser expressly acknowledges and agrees that such updated information is being provided on an informational basis only and nothing contained therein shall entitle Purchaser to terminate this Agreement. Seller's updating obligation shall cover new information from January 1,2002 through the Date of Agreement:

                   (i) the most recent (for the prior twelve (12) months) real estate and personal property tax bills, notices of assessed valuation and utility bills relating to the Property;

                   (ii) all surveys, certificates of occupancy, certificates or other evidence of compliance (or notices of violation) with applicable laws, engineering data, floor plans, "as built" or working drawings, site plans, specifications, appraisals and title policies relating to the Property;

                   (iii) the Leases (executed and/or out for signature), tenants' files and Lease correspondence, commission agreements, together with the most current Rent Roll for the Property;

                   (iv)   the Contracts and Licenses;

                   (v) operating statements from and after 1999, general ledgers, and trial balances maintained or prepared for the Property;

                   (vi)   current aging reports;

                   (vii) all material audits, reports, test results, notifications and correspondence relating to the environmental condition or operation of the Property; and

                   (viii) all material data, correspondence, documents, agreements with, notices to or from, or applications to, any taxing authorities, governmental agencies, utilities, vendors, tenants and mortgagees with respect to the Property that are in Seller's possession or control, all other documents material to the condition, maintenance or operation of the Property, and all other information and documents relating to the Property as Purchaser shall reasonably request.

           (b) On the Closing Date, Seller shall deliver the following documents (the "Closing Documents") to Purchaser, in form and substance reasonably acceptable to Purchaser all duly executed, where appropriate, each of which shall be a condition precedent to Purchaser's obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by the Purchaser, in its sole discretion, on or prior to the Closing Date):

                   (i)    the Conveyance Documents, executed by Seller;

                   (ii) to the extent required by the title company, a title affidavit in customary form executed by Seller;

                   (iii) Seller's counterpart of a closing and proration statement, executed by Seller;

                        (iv)    a certification of nonforeign status satisfying
                Section 1445 of the Internal Revenue Code of 1986, as amended, executed by Seller;

                        (v) executed counterparts of real estate transfer declarations, disclosures or forms executed on behalf of Seller;

                        (vi) evidence of Seller's existence and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to Purchaser and Title Company;

                        (vii) if a New York Style closing is used, (A) a gap undertaking, executed by Seller, and (B) the Title Commitment, hand-marked, initialed and dated as of the Closing Date so as to be the equivalent of the Title Policy (or a pro forma title policy) subject only to the Permitted Exceptions (the "Title Policy");

                        (viii) all keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable;

                        (ix) all of the original Leases, Contracts and Licenses in possession of Seller, and originals of all other materials delivered pursuant to Section 11(a) above, where available, together with (A) a letter from Seller advising the tenants under the Leases of the assignment of their respective Leases to Purchaser and the manner in which rent is to be paid subsequent to Closing; and (B) evidence of termination of Contracts designated by Purchaser, if applicable;

                        (x) a current Rent Roll certified by Seller as true, correct and complete;

                        (xi) all letters of credit and other non-cash security deposits for which Purchaser is not receiving a credit under Section 14 below, together with appropriate documents of assignment and amendment running in favor of Purchaser;

                        (xii) a certificate in the form of Exhibit "K" executed by Seller recertifying the representations and warranties set forth in Section 8(a) above as of the Closing Date; and

                        (xiii) such other documents, instruments, consents or agreements as may be reasonably requested by the Title Company or the escrow agent, in order to issue the Title Policy, in the form and with the endorsements required by this Agreement, and to otherwise consummate the Closing.

                (c) On the Closing Date, Purchaser shall deliver the following to Seller, in form and substance reasonably acceptable to Seller, all duly executed where appropriate, each of which shall be a condition precedent to Seller's obligation to close the transaction contemplated by this Agreement:

                        (i) executed counterparts of the real estate transfer declarations described above;

                        (ii) counterparts of the Assignment and Assumption, executed by Purchaser;

                        (iii) counterparts of the closing and proration statement, executed by Purchaser;

                        (iv) a certified copy of the resolutions or consent of Purchaser authorizing the transaction contemplated by this Agreement or other satisfactory evidence of authorization;

                        (v) the Purchase Price, plus or minus prorations and adjustments, and

                        (vi) such other documents, instruments or agreements as may be reasonably requested by (A) Seller, in order to consummate this Agreement or (B) Title Company or the escrow agent, in order to issue the Title Policy free of any exceptions raised due to the actions of Purchaser, and to otherwise consummate the Closing.

       (d) The Seller acknowledges that Purchaser intends to assign all of its rights, title and interest in and to this Agreement. The assignee will be a publicly registered company ("Registered Company") promoted by the Purchaser. The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the "SEC Filings") that relate to the most recent pre-acquisition fiscal year (the "Audited Year") for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following to the extent then not previously provided:

                1.      Access to bank statements for the Audited Year;

                2.      Access to the general ledger for the Audited Year;

                3.      Cash receipts schedule for each month in the Audited
                        Year;

                4. Access to invoice for expenses and capital improvements in the Audited Year;

                5. Copies of all reasonably requested insurance documentation for the Audited Year;

                6. Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

                  7. Signed representation letter from any outside auditor at the end of the field work, if available.

The provisions of this section shall survive the Closing for a period of twelve
(12) months.

              12. FIRE OR CASUALTY. In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller shall promptly notify Purchaser of such fire or other casualty. If the fire or other casualty causes damage which would cost in excess of 5% of the Purchase Price to repair (as determined by Seller in good faith), then Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Purchaser's receipt of such notice, or (ii) the Closing Date, to either: (a) close the transaction contemplated by this Agreement and receive all insurance claims and proceeds payable to Seller as a result of such fire or other casualty, with the same being paid or assigned to Purchaser at Closing (less any amounts applied to restoration plus the amount of any applicable deductibles) or (b) terminate this Agreement, and receive a return of the Earnest Money in which case the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement). If the damage to the Property by fire or other casualty prior to the Closing Date would cost less than or equal to 5% of the Purchase Price to repair (as determined by Seller in good faith), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, and Seller shall have the right to elect to either repair and restore the Property if such repair or restoration may be completed prior to the Closing Date or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty together with a credit for the amount of the applicable deductible. The provisions of this Section 12 shall survive the termination of this Agreement.

              13. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or a conveyance in lieu thereof, or if notice of a condemnation proceeding with respect to the Property is received by Seller (a copy of which notice shall be immediately delivered by Seller to Purchaser), Seller shall promptly notify Purchaser of such condemnation or a conveyance in lieu thereof. If the taking or threatened taking involves a material portion of the Property (hereafter defined), Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of
(i) the twentieth (20th) day after Purchaser's receipt of such notice, or (ii) the Closing Date, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder (except for obligations which are expressly intended to survive the termination of this Agreement). If Purchaser elects to close this transaction notwithstanding such taking or condemnation, Purchaser shall be entitled to any award given to Seller as a result of such condemnation proceedings, with the same being paid or assigned to Purchaser at Closing. As used herein, a "material portion of the Property" means any part of the Property reasonably required for the operation of the Property in the manner operated on the date hereof. If any taking or threatened taking does not involve a material portion of the Property, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser any award given to Seller as a result of such condemnation proceedings. The provisions of this
Section 13 shall survive the termination of this Agreement.

              14. ADJUSTMENTS AND PRORATIONS. Adjustments and prorations with respect to the Property shall be computed and determined between the parties as of 12:0l a.m. on the Closing Date as follows:

                  (a) General real estate taxes for the year of closing and
              special assessments (if any) shall be prorated as of the Closing Date based on the then current real estate taxes (if known, based on the final real estate tax bills for such period -- and if not known, based on the most recent ascertainable taxes) and the special assessments due and owing prior to Closing, and Seller or Purchaser shall receive a credit at Closing, as appropriate. Without affecting the obligations set forth in this Section 14(a), the prorations for real and personal property taxes shall be equitably pro rated on a "net" basis (i.e. adjusted for all tenants' liabilities, if any, for such items). If general real estate taxes or special assessments are not known as of the Closing, the parties agree to reprorate when such amounts become known. All obligations under this Section 14(a) shall survive the Closing.

                  (b) All rents and other sums receivable from tenants of the
              Property which were earned and attributable to the period prior to the Closing Date will be retained by Seller to the extent that such rents have been collected on or before the Closing Date. Rents earned and attributable to the period beginning on the Closing Date and thereafter will be paid to Purchaser by the tenants, or credited to Purchaser at Closing (if such rents are received by Seller prior to the Closing Date). All payments from tenants, on account of rent or otherwise, received by Seller after the Closing Date, whether attributable to the period prior to or after the Closing Date, shall be deemed to be held in trust by Seller for Purchaser and shall be promptly delivered to Purchaser by Seller for application as provided in this Section 14(b). All payments from tenants, on account of rent or otherwise, received after the Closing Date by Purchaser and all amounts received from

     Seller by Purchaser pursuant to the immediately preceding sentence, shall be applied first to rent or other sums due under the Leases attributable to the period beginning on the Closing Date and continuing thereafter, and then to payment to Seller on account of rents which were earned and attributable to the period prior to the Closing Date but which have not been paid when due. Any customary out of pocket costs incurred by Purchaser in collection of delinquent rentals shall be deducted by Purchaser prior to the payment to Seller on account of delinquent rentals as provided herein. Purchaser shall use commercially reasonable efforts to collect or attempt to collect delinquent rentals. Seller shall have the right to contact tenants to request payment of delinquent rentals after the Closing Date and institute legal proceedings to collect such delinquent rentals. Any such enforcement or collection efforts by Seller shall be at Seller's sole expense.

          (c) On the Closing Date, Seller will deliver to Purchaser in cash, as a credit against the Purchase Price or as an adjustment to the prorations provided for elsewhere in this Section 14, as appropriate, an amount equal to all security deposits made by tenants occupying the Property which were paid to Seller by such tenants and which have not been applied by Seller pursuant to the Leases, together with interest owing thereon pursuant to the applicable Lease, if any, and together with a listing of the tenants to which such deposits and interest are owing.

          (d) All amounts payable, owing or incurred in connection with the Property under the Contracts to be assumed by Purchaser under the Assignment and Assumption shall be prorated as of the Closing Date.

          (e) Seller shall be entitled to a credit for all transferable utility deposits transferred hereunder, if any. All other utility deposits, if any, may be withdrawn by and refunded to Seller and Purchaser shall make its own replacement deposits for utilities as may be required by the respective utilities involved.

          (f) The Earnest Money shall be paid to Seller at Closing and Purchaser shall be entitled to a credit against the Purchase Price in the amount thereof.

          (g) All utility charges that are not separately metered to tenants will be prorated to the Closing Date and Seller will obtain a final billing therefor and pay any amounts owing therein for the period prior to the Closing Date and Purchaser shall pay any amounts owing for the period on and after the Closing Date. To the extent that utility bills cannot be handled in the foregoing manner, they shall be prorated as of the Closing Date based on the most recent bills available and reprorated when such final bills become known.

          (h) Purchaser shall pay its pro rata share (based on the applicable commencement date of the lease and the lease term) of all leasing commissions and tenant improvement costs payable with respect to Leases entered into after the date of this Agreement. If Seller has paid such amounts prior to the Closing Date, Purchaser shall reimburse Seller for its pro rata share of such payments at Closing. If Seller has not paid such amounts prior to the Closing Date, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the Seller's pro rata share of such amounts.

                (i) Unless provided otherwise hereinabove, such other items which are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date.

                (j) Except as provided in this Section 14, all prorations are final and there shall be no reprorations. Notwithstanding the foregoing, each of the provisions of this Section 14 shall survive the Closing.

        15.     REQUIRED TENANTS. For purposes of this Agreement:

                (a) An "Adverse Change" shall mean the happening of any one or more of the following to a Required Tenant: (i) a Required Tenant has failed to pay when due any rent or other charge due under such Lease and such failure has continued for a period of sixty (60) days or more; (ii) a Required Tenant is the subject of, or has received notice that it has become the subject of, any reorganization, liquidation, dissolution, receivership or other actions or proceedings under the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101, et seq. or any other federal, state or local laws affecting the rights of debtors and/or creditors generally; (iii) commencement by a Required Tenant of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property; (iv) the Lease for a Required Tenant has been terminated, or is the subject of an enforcement action for termination, as a result of default by such tenant; (v) a Required Tenant has terminated its Lease as a result of a fire or other casualty or a pending or proposed condemnation (or has a right to terminate such Lease and such right of termination has not been unconditionally and irrevocably waived in writing by such tenant; provided, however, this right of termination shall only apply to such tenant's initial right to terminate its lease based upon the extent of the casualty, the estimated time to complete the repair, or similar reasons but shall not apply to a tenant's termination right based upon the non-timely completion of the repair or restoration work), or (vi) a Required Tenant has ceased operating its business in its leased premises in violation of its obligations under the Lease.

                (b) If at any time prior to the Closing Date there occurs an Adverse Change with respect to a Required Tenant, then Purchaser shall have the right, in its sole discretion, (i) to terminate this Agreement and receive a full refund of the Earnest Money together with interest accrued thereon or, in the alternative, (ii) to proceed to Closing in accordance with this Agreement. If Purchaser elects to proceed to Closing as aforesaid, then Purchaser shall not be entitled to a reduction in or credit or allowance against the Purchase Price or give rise to any other claim on the part of Purchaser. Purchaser shall notify Seller of its election within fifteen (15) days after Seller has notified Purchaser of an Adverse Change (and, in any event, at least seven (7) days prior to the Closing Date).

        16. CLOSING COSTS. Seller shall pay: (a) one-half of the aggregate costs of the Title Commitment and the basic Title Policy without endorsements (but including those endorsements required by the terms of this Agreement to be obtained by Seller to clear

Unpermitted Exceptions), (b) the costs of recording any releases required to clear title to the Property, (c) Seller's attorneys' fees and (d) one-half of all escrow and New York Style closing fees. Purchaser shall pay: (i) the costs of recording the deed and related stamp tax, sales tax, documentary transfer tax or other tax imposed on the transfer of the Property, (ii) one-half of the aggregate costs of the Title Commitment and the basic Title Policy without endorsements, plus the costs of extended coverage and any endorsements to the Title Policy desired by Purchaser or its lender, if any, (iii) the costs of the Survey, (iv) Purchaser's attorneys' fees, and (v) one half of all escrow and New York Style closing fees.

     17. POSSESSION. Possession of the Property shall be delivered to Purchaser at Closing, free and clear of all liens and claims other than Permitted Exceptions and the rights of the tenants identified on the Rent Roll, in the same condition as it exists on the date of this Agreement, ordinary wear and tear excepted and except as provided in Sections 12 and 13 hereof. Purchaser shall have the right to inspect the Property within three (3) days prior to Closing to verify that the condition of the Property is as required under this Agreement.

     18. DEFAULT. If Seller defaults hereunder and fails to cure such default within five (5) days after written notice of such default, or if the representations and warranties set forth in this Agreement shall not be true and correct in all material respects on the date of this Agreement and as of the Closing Date, Purchaser's sole remedy shall be to either (a) terminate this Agreement and receive a return of the Earnest Money (less $100 which shall be paid to Seller in any event), in which event each of the parties hereto shall be relieved of any further obligation to the other arising by virtue of this Agreement (except for obligations which are expressly intended to survive the termination of this Agreement), or (b) pursue specific performance of this Agreement. In no event shall Seller be liable for any actual, special, punitive, speculative or consequential damages; nor shall Seller's liability under any representation, warranty, covenant, agreement, proration, reproration, obligation or indemnity made hereunder or under any of the Closing Documents exceed $100,000 in the aggregate ("Seller's Maximum Liability"). None of Seller's partners, members, officers, agents or employees shall have any personal liability of any kind or nature or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser waives for itself and for anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. If Purchaser defaults hereunder and fails to cure such default within five (5) days of written notice of such default, this Agreement shall terminate and Seller shall retain the Earnest Money and any interest thereon as liquidated damages in full settlement of all claims against Purchaser (with the exception of claims against Purchaser related to obligations which are expressly intended to survive the termination of this Agreement). The parties agree that the amount of actual damages which Seller would suffer as a result of Purchaser's default would be extremely difficult to determine and have agreed, after specific negotiation, that the amount of the Earnest Money is a reasonable estimate of Seller's damages and is intended to constitute a fixed amount of liquidated damages in lieu of other remedies available to Seller and is not intended to constitute a penalty.

     19. NOTICES. Any notice, demand, request or other communication which either party hereto may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been properly given if (a) hand delivered (effective upon delivery),

(b) mailed (effective three (3) days after mailing) by United States registered or certified mail, postage prepaid, return receipt requested, (c) sent by a nationally recognized overnight delivery service (effective one (1) day after delivery to such courier) or (d) sent by facsimile (effective upon confirmation of transmission), in each case, addressed as follows:

          IF TO SELLER:

          c/o Transwestern Investment Company
          150 N. Wacker Drive
          Suite 800
          Chicago, Illinois 60606
          Attn: Stephen Douglass
          Telecopy Number: (312) 499-1901

          With a copy to:

          Drane & Freyer Limited
          150 N. Wacker Drive, Suite 800
          Chicago, Illinois 60606
          Attn: Wendy Freyer
          Telecopy Number: (312) 827-7111

          IF TO PURCHASER:

          In accordance with Line 11 of the Summary Statement

or to such other or additional addresses as either party might designate by written notice to the other party.

          20. BROKERS. Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby other than the broker(s) set forth in Line 12 of the Summary Statement (collectively, the "Brokers"). Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorneys' fees and costs) incurred in connection with, or arising out of, claims for any broker's, agent's or finder's fees of any person claiming by or through such party other than Brokers. The obligations of Seller and Purchaser under this Section 20 shall survive the Closing and the termination of this Agreement.

          21. LEASING COSTS, MANAGEMENT FEES AND EMPLOYEES. Except as provided in Section 14(h) hereof, Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses (collectively, "Leasing Costs") that are due and payable as of the Closing Date with respect to Leases in force as of or prior to Closing; provided, however, that Seller shall have no obligation to pay, and as of Closing, Purchaser shall assume the obligation to pay (i) all Leasing Costs disclosed on Exhibit H, and (ii) all Leasing Costs owed by Purchaser pursuant to the terms of Section 14(h) above. On the Closing Date, Seller shall deliver evidence satisfactory to Purchaser that, unless expressly assumed by Purchaser in writing, any current management or leasing agreements for the Property have been terminated (or notice of termination given), and that the manager and any brokers have been paid all commissions or fees due and payable except as provided in Sections 14(h) and 20 hereof. Purchaser is not required to continue the employment of any employees of Seller or any property manager after the Closing Date. Seller shall satisfy all obligations to all employees, if any, employed by Seller or otherwise in the operation of the Property and provide Purchaser with evidence thereof satisfactory to Purchaser on the Closing Date.

     22. "AS IS" SALE.

          (a) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE PROPERTY BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, AND THAT PURCHASER WILL BE PURCHASING THE PROPERTY "AS IS" AND "WITH ALL FAULTS", BASED UPON THE CONDITION OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, ORDINARY WEAR AND TEAR AND LOSS BY FIRE OR OTHER CASUALTY OR CONDEMNATION EXCEPTED AND THAT SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS AGREEMENT, NEITHER SELLER NOR ITS CONSULTANTS, BROKERS OR AGENTS HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH PURCHASER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO: (I) THE CONDITION OF THE LAND OR ANY IMPROVEMENTS COMPRISING THE PROPERTY; (II) THE EXISTENCE OR NON-EXISTENCE OF ANY POLLUTANT, TOXIC WASTE AND/OR ANY HAZARDOUS MATERIALS OR SUBSTANCES; (III) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE PROPERTY, OR THE INCOME TO BE DERIVED FROM THE PROPERTY; (IV) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE PROPERTY; (V) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (VI) WATER OR WATER RIGHTS, TOPOGRAPHY, GEOLOGY, DRAINAGE, SOIL OR SUBSOIL OF THE PROPERTY; (VII) THE UTILITIES SERVING THE PROPERTY; (VIII) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; OR (IX) THE COMPLIANCE OF THE PROPERTY WITH ANY ZONING, ENVIRONMENTAL, BUILDING OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PROPERTY COMPLIES WITH THE AMERICANS WITH DISABILITIES ACT OR ANY FIRE CODE OR BUILDING CODE. PURCHASER HEREBY RELEASES

     SELLER FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY CLAIMS WHICH PURCHASER MAY HAVE AGAINST SELLER AND PURCHASER HEREBY AGREES NOT TO ASSERT ANY CLAIMS FOR CONTRIBUTION, COST RECOVERY OR OTHERWISE, AGAINST SELLER RELATING DIRECTLY OR INDIRECTLY TO THE EXISTENCE OF ASBESTOS OR HAZARDOUS MATERIALS OR SUBSTANCES ON, OR ENVIRONMENTAL CONDITIONS OF, THE PROPERTY, WHETHER KNOWN OR UNKNOWN. As used herein, the terms "hazardous substances" or "hazardous materials or substances" mean (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," hazardous substances," "toxic substances," "pollutants, "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. (S)2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S)1802; the Resource Conservation and Recovery Act, 42 U.S.C.
     (S)9601. et seq.; the Clean Water Act, 33 U.S.C. (S)1251; the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq.; the Clean Air Act, 42 U.S.C. (S)7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos. Purchaser acknowledges that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges that the information provided and to be provided with respect to the Property was obtained from a variety of sources, and that Seller (x) has not made any independent investigation or verification of such information and (y) makes no representations as to the accuracy or completeness of such information, except as provided herein. The provisions of this Section 22 shall survive the Closing Date.

     Purchaser's Initials ____________________

     23. OFFER AND ACCEPTANCE.

     Seller shall have three (3) business days to accept Purchaser's offer measured from the date offered indicated below Purchaser's signature hereto. Acceptance of the offer shall become effective only when Purchaser receives a fully executed copy of this Agreement. If this Agreement has not been executed by Seller and delivered to Purchaser prior to the end of the third (3rd) business day after the date indicated below Purchaser's signature, the terms of this Agreement shall be deemed null and void without further action.

     24. MISCELLANEOUS.

     (a) Time is of the essence of each provision of this Agreement.

     (b) This Agreement and all provisions hereof shall extend to, be obligatory upon and inure to the benefit of the respective heirs, legatees, successors and assigns of the parties hereto. Notwithstanding the foregoing, Purchaser shall not have the right to assign its interest in this Agreement without the express written consent of Seller; provided, however, if the assignment is to an entity in which is managed or controlled by the initial Purchaser, Seller's consent shall not be required provided Purchaser gives a copy of the duly executed assignment (together with relevant information regarding Purchaser's affiliation therewith) to Seller at least ten (10) days prior to the scheduled Closing Date; and in any event, Purchaser shall remain liable for, and the assignee shall assume, all obligations of Purchaser hereunder.

     (c) Except as provided herein, this Agreement contains the entire agreement and supercedes any prior discussions or writings (including any letters of intent or other correspondence) between the parties relating to the transactions contemplated hereby.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State described in Line 13 of the Summary Statement.

     (e) If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby.

     (f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

     (g) From the date hereof through Closing, Purchaser and Seller shall jointly prepare and issue all releases of information relating to the sale of the Property, and any inquiries regarding the transaction contemplated hereby shall be responded to only after consultation with the other party hereto.

     (h) If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys' fees and disbursements and court costs. The obligations under this Section 24(h) shall survive the termination of this Agreement.

     (i) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

     (j) Intentionally Deleted

         (k) The Summary Statement attached to this Agreement is hereby incorporated herein and made a part hereof.

         (l) If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Approval Date, the Closing Date or any other date to be determined under this Agreement should fall on Saturday, a Sunday, a legal holiday or other date on which banks located in Chicago, Illinois are not open for business, then such date shall be extended to the next business day.

         (m) A facsimile or photocopy signature on this Agreement, any amendment hereto or any notice delivered hereunder shall have the same legal effect as an original signature.

         (n) Prior to the Closing Date, the parties shall keep the terms of this Agreement confidential and shall not disclose such terms to any other parties without the other party's prior written consent, which consent shall be in each party's sole discretion; provided, however, that each party may, without obtaining such prior written consent, make such disclosures as may be required by applicable laws or agreements by which such party is bound, and to each such party's managers, members, officers, lenders, employees, attorneys, accountants, appraisers, insurance advisors, consultants and similar third party professionals.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

 PURCHASER:                        SELLER:


 Triple Net Properties, LLC,       Transwestern Heights, L.P., a Delaware
 a Virginia limited liability      limited partnership
 company

                                   By: Transwestern Heights GP, L.L.C., a
                                       Delaware limited liability company

 By:_____________________________
     Anthony W. Thompson
Its: President                         By: Aslan Realty Partners, L.P., an
                                           Illinois limited partnership,
                                           its sole member

Date Offered: July 24, 2002
                                            By: Aslan GP, L.L.C. a Delaware
                                                limited liability company, its
                                                general partner

                                                By: /s/ Douglas W. Lyons
                                                    ---------------------
                                                Name: DOUGLAS W. LYONS
                                                      -------------------
                                                Title: MANAGING DIRECTOR
                                                       ------------------

                                   Date Accepted: July 24,2002

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PURCHASER:                           SELLER:


Triple Net Properties, LLC,          Transwestern Heights, L.P.,
a Virginia limited liability         a Delaware limited partnership
company

                                     By: Transwestern Heights GP, L.L.C.,
By:____________________________          a Delaware limited liability
    Anthony W. Thompson                  company
Its: President
                                         By: Aslan Realty Partners, L.P.,
                                             an Illinois limited partnership,
                                             its sole member
Date Offered: July 24, 2002

                                             By: Aslan GP, L.L.C. a Delaware
                                                 limited liability company, its
                                                 general partner

                                                 By:__________________________
                                                 Name:________________________
                                                 Title: ______________________



                                     Date Accepted: July 24, 2002